EXHIBIT 14.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 5, 2016, with respect to the financial statements of Pointer Argentina S.A. for the years ended December 31, 2015, 2014, and 2013; such report has been referenced in the Annual Report of Pointer Telocation Ltd., on Form 20-F for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said report in the Registration Statements of Pointer Telocation Ltd., on Forms F-3 (No. 333-111019, No. 333-119998, No. 333-126257, No. 333-143399, No. 333-167144, 333-187384, 333-194483 and No. 333-199535) and on Forms S-8 (No. 333-173155, No. 333-118897, No. 333-113420, No. 333-141306, and No. 333-139717) filed with the Securities and Exchange Commission.

/s/ GRANT THORNTON ARGENTINA S.C.

Buenos Aires, Argentina
March 29, 2016